Exhibit 5.1

September 27, 2007

FTI Consulting, Inc.

500 East Pratt Street

Suite 1400

Baltimore, Maryland 21202

Ladies and Gentlemen:

I am the Senior Vice President and General Counsel of FTI Consulting, Inc., a Maryland corporation (the “Company”). I have acted as counsel to the Company in connection with the preparation of the Registration Statement on Form S-3 (the “Registration Statement”) and the filing thereof with the Securities and Exchange Commission (the “Commission”), pursuant to which the Company will register under the Securities Act of 1933, as amended, 4,830,000 shares, par value $0.01 per share, of Common Stock of the Company (the “Shares”) to be issued and sold from time to time. The opinion hereinafter set forth is given pursuant to Item 601(b)(5) of Regulation S-K.

As the Company’s Senior Vice President and General Counsel, I am generally familiar with the proceedings that the Company and its directors have taken in connection with the authorization, reservation and registration of the Shares.

I have examined copies of (i) the Company’s Articles of Incorporation, as amended and restated, (ii) the Company’s By-laws, as amended and restated, (iii) resolutions adopted by the Company’s Board of Directors and Committees relating to the above and (iv) other records and documents that I have deemed necessary for the purpose of this opinion.

Based upon the foregoing, I am of the opinion that the Shares have been duly authorized and will be (when issued, sold and delivered upon valid consideration having been received) validly issued, fully paid and non-assessable shares of Common Stock of the Company.

The opinion set forth herein is limited to matters governed by the laws of the State of Maryland and the Federal Laws of the United States of America, and I express no opinion as to any other laws.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to me under the “Legal Matters” section of the Registration Statement.

Very truly yours,

/s/ ERIC B. MILLER
Eric B. Miller
Senior Vice President and General Counsel